UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            BEACON POWER CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   073677 10 6
                              --------------------
                                 (CUSIP Number)

                                December 31, 2000
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                              CUSIP NO. 073677 10 6


1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         DQE Enterprises, Inc. 25-1541872
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)
                  ------
         (b)
                  ------

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization                 Pennsylvania
                                                              ---------------

 Number of        5.       Sole Voting Power                  3,764,970
   Shares                                                     ---------------
Beneficially      6.       Shared Voting Power                0
  Owned by                                                    ---------------
Each Reporting    7.       Sole Dispositive Power             3,764,970
   Person                                                     ---------------
    With:         8.       Shared Dispositive Power           0
                                                              ---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         3,764,970
         ----------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                --------

11.      Percent of Class Represented by Amount in Row (9)

                                                              8.96%
                                                              --------

12.      Type of Reporting Person                             CO
                                                              -----------



                                Page 2 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 073677 10 6



Item 1.

         (a)      Name of Issuer

                  Beacon Power Corporation
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  234 Ballardvale Street, Wilmington, MA 01887-1032
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  DQE Enterprises, Inc.
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  One North Shore Center, Suite 100, Pittsburgh, PA 15222
                  -------------------------------------------------------

         (c)      Citizenship

                  Pennsylvania, USA
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  -------------------------------------------------------

         (e)      CUSIP Number

                  073677 10 6
                  -------------------------------------------------------



                                Page 3 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 073677 10 6



Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  /   /   Broker of dealer registered under section 15 of the Act;

     (b)  /   /   Bank as defined in section 3(a)(6) of the Act;

     (c)  /   /   Insurance company as defined in section 3(a)(19) of the Act;

     (d)  /   /   Investment   company   registered   under  section  8  of  the
                  Investment Company Act of 1940;

     (e)  /   /   An   investment   adviser   in   accordance  with  ss.240.13d-
                  1(b)(l)(ii)(E);

     (f)  /   /   An  employee  benefit  plan or  endowment  fund in  accordance with  ss.240.13d-1(b)(1)(ii)(F);

     (g)  /   /   A parent  holding  company  or  control  person in  accordance with  ss.240.13d-1(b)(1)(ii)(G);

     (h)  /   /   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

     (i)  /   /   A church  plan  that is  excluded  from the  definition  of an investment  company under section  3(c)(14) of the  Investment
                  Company Act of 1940;

     (j)  /   /   Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.           Ownership
                  ---------

         (a) The Reporting Person may be deemed to be the beneficial owner of 3,764,970 shares of the Common Stock of the Issuer which the Reporting Person is holding subject to market conditions.

         (b) The shares covered by this report represent 8.96% of the Common Stock of the Issuer.

         (c) The Reporting Person has sole voting and dispositive power over 3,764,970 shares of the Common Stock of the Issuer.





                                Page 4 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 073677 10 6


Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                        --------

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                Page 5 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 073677 10 6




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            DQE ENTERPRISES,INC.


                                            February 14, 2001
                                            ---------------------------------
                                                         Date


                                            /s/ Eric R. Stoltz
                                            ---------------------------------
                                                       Signature


                                            Eric R. Stoltz/
                                            Vice Presidentd Treasurer
                                            ---------------------------------
                                                       Name/Title









                                Page 6 of 6 Pages